EXHIBIT 10.18


                          SECURE COMPUTING CORPORATION
                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made the first day of October, 1998 BETWEEN SECURE COMPUTING CORPORATION of One Almaden Blvd., San Jose, California 95113, United States of America, its subsidiaries, affiliates, successors and assigns (together "the Company"); and PATRICK REGESTER, 71 Copperkins Lane, Amersham, HP6 5RA England, ("the Employee").

WHEREBY it is agreed as follows:

1.    COMMENCEMENT AND TERM

1.1 Your employment began on 2/1/97 ("the Start Date") and your period of continuous employment for statutory purposes also began on 2/1/97.

1.2 Your employment shall (subject to the provisions of Clause 9) be for an indefinite period and shall be terminable by either the Company giving to you or you giving to the Company twelve (12) months notice in writing, such notice to expire at any time.

1.3 The Company may at its absolute discretion elect to terminate your employment with immediate effect by paying you salary in lieu of notice.

2.    OBLIGATIONS DURING EMPLOYMENT

2.1   You shall during the continuance of your employment:

      2.1.1 serve the Company to the best of your ability in the capacity of Vice President, International Operations, and perform the duties associated with such position; and

      2.1.2 work at the Company's UK Headquarters office at 9 Shaftesbury Court, Chalvey Park, Slough, Berkshire SL1 2ER, and travel to such other place of business of the Company as the CEO may reasonably require for the proper performance and exercise of your duties;

      2.1.3 on reasonable notice attend Executive Staff meetings at such locations as shall be directed by the CEO or the Company;

      2.1.4 at all times and in all respects comply with the lawful and reasonable directions of the CEO or the Company; and

      2.1.5 shall devote your full time and attention to the business of the Company and shall not, without the prior written consent of the CEO or the Company, engage in any other trade or business.

3.    REMUNERATION

3.1 The Company shall pay you during the continuance of your employment a salary (which shall accrue from day to day) at the rate of US $160,000 per year. Your salary shall be


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      payable by equal monthly installments in arrears on or about the 30th of each calendar month and subject to annual review by the CEO may be adjusted upwards only.

3.2 You shall be entitled to a car allowance of US $9,000 per year, taxes on this amount are your responsibility.

3.3 Your commission plan will be determined by the CEO and may be revised annually at the sole discretion of the CEO.

3.4 You shall also be entitled to all rights and benefits for which you shall be eligible under deferred bonus, pension, group insurance, profit-sharing or other Company benefits which may be in force from time to time and provided for the Company's executives generally.

3.5 You have been granted a total of one hundred twenty-nine thousand, six hundred forty-one (129,641) stock options in the following increments: a) sixty thousand (60,000) non-qualified options vesting over three (3) years, one-third (1/3rd) each year; b) participation in the Secure Computing Executive Stock Option Program under which you are eligible for an additional sixty thousand (60,000) options upon the achievement of stock price points as described in the option agreement letter; and c) nine thousand, six hundred and forty-one (9,641) non-qualified options vesting over three (3) years, one-third (1/3rd) each year.

4.    EXPENSES

4.1 The Company shall refund to you out of pocket expenses properly and reasonable incurred by you (including all reasonable traveling, accommodation, entertainment and other similar out-of-pocket expenses) in or about the performance of your duties, provided you submit appropriate evidence including receipts, invoices, tickets and/or vouchers (as may be appropriate) of the expenditure.

5.    HOLIDAYS

5.1 You will be entitled to 20 working days paid annual holiday to be taken at times approved of by and agreed with the CEO in advance. Unused vacation does not carry over into the following year. The holiday year is 1st January to 31st December.

6.    INCAPACITY

6.1 During periods of absence from work due to sickness or injury you will be entitled to Statutory Sick Pay (SSP) subject to and in accordance with the relevant statutory rules which apply for time to time. Your qualifying days for SSP purposes are Monday to Friday inclusive of both days.

7.    INTELLECTUAL PROPERTY

7.1 Subject to the relevant provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patent Act 1988 if at any time in the course of your employment you make or discover or participate in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company you shall immediately disclose full details of such Intellectual Property to the Company and at


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      the request and expense of the Company you shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

7.2 You irrevocably appoint the Company to be your attorney in your name and on your behalf to sign execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause shall be conclusive evidence that such is the case.

7.3 You waive all moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any Intellectual Property which is the property of the Company by virtue of Clause 7.1 above.

7.4 All rights and obligations under this Clause in respect of Intellectual Property made or discovered by you during your employment shall continue in full and force and effect after the termination of your employment and shall be binding upon your personal representatives.

8.    CONFIDENTIALITY

8.1 You acknowledge that the Company possess and will continue to possess confidential information which is of commercial value to the business of the Company and that your employment creates a relationship of confidence and trust between you and the Company in respect thereof.

8.2 You must not (other than in the proper performance of your duties or without the written consent of the Company or unless ordered by a court of competent jurisdiction) at any time whether during the continuance of your employment or after its termination disclose or communicate to any person or use for your own benefit or the benefit of any person other than the Company any Confidential Information which may come to your knowledge in the course of your employment and you shall during the continuance of your employment use your best endeavors to prevent the unauthorized publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other that through your default.

8.3 All notes and memorandum of any trade secret or confidential information concerning the business of the Company and or any of its suppliers, agents, distributors, customers or others which shall have been acquired received or made by you during the course of your employment shall be the property of the Company and shall be surrendered by you to someone duly authorized in the behalf at the termination of your employment or at the request of the Company at any time during the course of your employment.

9.    TERMINATION OF EMPLOYMENT

9.1 Your employment may be terminated by the Company without notice or payments in lieu of notice:


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      9.1.1 if you are guilty of any gross default or misconduct in connection with or affecting the business of the Company to which you are required by this Agreement to render services; or

      9.1.2 in the event that you commit any serious or repeated breach or non-observance of any of the stipulations contained in this Agreement; or

      9.1.3 if you are convicted of any arrestable criminal offense (other than an offense under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

9.2 On the termination of your employment you must return all Company property including, but not limited to, any Company equipment, company car, computer discs, books, keys, documents, correspondence, records, credit cards and passes which are in your possession or under your control and, if required to do so by the Company, sign a declaration that you have complied with these obligations.

9.3 You shall not at any time after the termination of your employment represent yourself as being interested in or employed by or in any way connected with the Company.

10.   DISCIPLINARY AND GRIEVANCE PROCECURES

10.1 For statutory purposes there is not formal disciplinary procedure in relation to your employment. You shall be expected to maintain the highest standards of integrity and behavior.

10.2 If you are not satisfied with any disciplinary decision taken in relation to your employment you may apply in writing within 14 days of that decision to the CEO whose decision shall be final.

10.3 If you have any grievance in relation to your employment you may raise it in writing with the CEO whose decision shall be final.

11.   NOTICES

11.1 Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by registered or recorded delivery pre-paid post (air mail if overseas) addressed to either the Company's principal office for the time being (marked for the attention of the Chairman of the Compensation) or the Employee's last known address as the case may be.

11.2 Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting (6 days if sent air mail) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed, stamped and posted.

12.   ASSIGNMENT


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12.1  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, or merger and any assignee of all or substantially all or its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you.

13.   MISCELLANEOUS

13.1 You warrant that by virtue of entering into this Agreement you will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon him.

13.2 Any benefits provided by the Company to you or your family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of your contract of employment.

14.   DEFINITIONS AND INTERPRETATION

14.1 In this Agreement unless the context otherwise requires words and phrases defined in Part XXVI of the Companies Act 1985 have the same meanings thereby attributed to them and the following expressions have the following meanings:

      "the CEO"
          the Chief Executive Officer of the Company

      "Confidential Information"
          includes, but is not limited to any Company proprietary information, technical data, trade secrets or know-how (including, but not limited to, research, product plans, products, services, customers lists and customers (including, but not limited to, customers of the Company whom you dealt with or became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment).

      "Intellectual Property"
          letters, patent, trademarks, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, Confidential Information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

14.2 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation and references in this Agreement to Clauses are references to Clauses to this Agreement.

14.3 This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to your employment (which shall be deemed to have been terminated by mutual consent).


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14.4  This Agreement is governed by and shall be construed in accordance with
      English law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English courts.

AS WITNESS the hands of a duly authorized representative of the Company and the Employee the above written.


For and on behalf of
SECURE COMPUTING CORPORATION                /s/ Jeffrey H. Waxman
                                       -----------------------------------------
                                       Jeffrey H. Waxman, Chairman & CEO


Signed by
PATRICK REGESTER                            /s/ Patrick Regester
                                       -----------------------------------------
                                       Patrick Regester